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Exhibit 8.2

[COHEN&GRIGSBY LETTERHEAD]

January 22, 2004

NOMOS CORPORATION
200 West Kensinger Drive, Suite 100
Cranberry Township, Pennsylvania 16006

  Re:
  North American Scientific, Inc./ NOMOS Corporation

Ladies and Gentlemen:

        You have requested our opinion regarding certain federal income tax consequences of a transaction (the "Merger") in which NOMOS Corporation ("NOMOS"), a Delaware corporation, will merge with and into AM Capital, Inc. ("Merger Sub"), a Delaware corporation and wholly owned subsidiary of North American Scientific, Inc. ("NASI"), with Merger Sub surviving, pursuant to the Agreement and Plan of Merger entered into by NASI, Merger Sub, and NOMOS on October 26, 2003 (the "Merger Agreement"). Capitalized terms used but not defined herein are used herein as defined in the Merger Agreement.

        In formulating our opinion, we have examined the Merger Agreement (including exhibits), the joint Proxy/Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "SEC") on November 26, 2003, as amended by that certain Amendment No. 1 thereto filed with the SEC on January 23, 2004 (the "Proxy/Prospectus") and such other documents as we deem relevant for purposes of this opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement, without any waiver, breach of amendment of any provision of the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement are accurate and complete, and (iii) the representations made to us by NASI and NOMOS in connection with the Merger in the form of officers' certificates dated January 22, 2004 (the "Officers' Certificates") are accurate.

        In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

        1.     Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

        2.     Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification;

        3.     All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken that are inconsistent with such representations;

        4.     No events have occurred since the date of the Officer's Certificate which change or could have caused any of the declarations and representations contained in those letters to be untrue, incorrect or incomplete in any respect at any time since that date; and

        5.     The Merger will be reported by NASI, Merger Sub, and NOMOS on their respective federal income tax returns in a manner consistent with the opinion set forth below.

        Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (without any waiver, breach or amendment of any of the provisions thereof), the statements set forth in the Officers' Certificates are true and correct as of the date hereof and at the Effective Time, and the application of the federal income tax laws to the Merger does not change from the date hereof to the Effective Time, then:

          (a)   The Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended ("Code"); and

          (b)   The discussion set forth under the caption "THE MERGER—Certain Federal Income Tax Consequences of the Merger" in the Proxy/Prospectus insofar as it relates to statements of law or legal conclusions constitutes and specifically represents our opinion with respect to such statement of law or legal conclusions.

        Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and, therefore, dependent upon the occurrence of future events. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws, including, those that may occur after the date of this opinion and prior to the Effective Time of the Merger.

        This opinion addresses only the classification of the Merger as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        We hereby consent to the references to our firm under the caption "Material U.S. Federal Income Tax Consequences of the Merger" in the Proxy/Prospectus and to the use of this opinion as an exhibit to the Proxy/Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ COHEN & GRIGSBY, P.C.

DMN:MPT:NFS

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  Exhibit 8.2